Exhibit 99.1

SurModics Announces Gerald B. Fischer’s Retirement from Board of Directors

EDEN PRAIRIE, Minn.--(BUSINESS WIRE)--February 5, 2015--SurModics, Inc. (Nasdaq: SRDX), a leading provider of surface modification and in vitro diagnostic technologies to the healthcare industries, today announced that Gerald B. (Jerry) Fischer has retired from the board of directors, effective immediately. Fischer is stepping down for personal health reasons. Following Fischer’s retirement, the SurModics board now consists of eight members, seven of whom are independent. At present, the board does not intend to fill the vacancy created as a result of Fischer’s retirement as it is the Company’s intention to reduce the size of the Board over time.

Fischer, who joined the board in 2002, was the former president and chief executive officer of the University of Minnesota Foundation. During his time with SurModics, he served on the audit and corporate governance and nominating committees and helped guide SurModics through a number of significant milestones in the Company’s evolution.

“On behalf of our Board and the SurModics management team, we thank Jerry for his outstanding service and longstanding commitment to the Company,” stated Scott Ward, Chairman of the Board. “Jerry has been an extraordinary Board member, and we greatly appreciate the leadership, insight and financial expertise he has provided over the past 12 years. We are grateful for his thoughtful guidance, and we wish him all the best in the future.”

Gary Maharaj, SurModics’ chief executive officer, further added, “I have enjoyed and benefited from Jerry's service to the Board. I will greatly miss his collaborative leadership style, deeps insights and sage counsel.”

About SurModics, Inc.

SurModics’ mission is to exceed our customers’ expectations and enhance the well-being of patients by providing the world’s foremost, innovative surface modification technologies and in vitro diagnostic chemical components. The Company partners with the world’s leading and emerging medical device, diagnostic and life science companies to develop and commercialize innovative products designed to improve patient diagnosis and treatment. Core offerings include surface modification coating technologies that impart lubricity, prohealing, and biocompatibility capabilities; and components for in vitro diagnostic test kits and microarrays. SurModics is headquartered in Eden Prairie, Minnesota. For more information about the Company, visit www.surmodics.com. The content of SurModics’ website is not part of this press release or part of any filings that the Company makes with the SEC.

CONTACT:
SurModics, Inc.
Andy LaFrence, 952-500-7000
Vice President of Finance and Chief Financial Officer
ir@surmodics.com